As filed with the United States Securities and Exchange Commission on July 11, 2024.

Registration No. 333-61906

Registration No. 333-61908

Registration No. 333-193545

Registration No. 333-272878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-61906

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-61908

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-193545

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-272878

UNDER THE SECURITIES ACT OF 1933

FNCB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2900790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 E. Drinker St. Dunmore, Pennsylvania 18512
(Address of principal executive offices)

2000 Independent Directors Stock Option Plan

2000 Stock Incentive Plan

2013 First National Community Bancorp, Inc.
Long-Term Incentive Compensation Plan

FNCB Bancorp, Inc. 2023 Equity Incentive Plan
(Full title of the plan)

Craig W. Best
Chief Executive Officer

Peoples Financial Services Corp.

150 N. Washington Avenue
Scranton, Pennsylvania 18503-1848
(Name, address, including zip code, and telephone number, including area code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following (together, the “Registration Statements”):

-	Registration Statement on Form S-8 (No. 333-61906) previously filed by FNCB Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on May 30, 2001 to register 100,000 shares of the Registrant’s common stock, $1.25 par value per share (the “Common Stock”), approved for issuance under the 2000 Independent Directors Stock Option Plan, as amended from time to time.

-	Registration Statement on Form S-8 (No. 333-61908) previously filed by the Registrant with the SEC on May 30, 2001 to register 100,000 shares of the Common Stock, approved for issuance under the 2000 Stock Incentive Plan, as amended from time to time.

-	Registration Statement on Form S-8 (No. 333-193545) previously filed by the Registrant with the SEC on January 24, 2014 to register 1,200,000 shares of the Common Stock, approved for issuance under the 2013 First National Community Bancorp, Inc. Long-Term Incentive Compensation Plan, as amended from time to time.

-	Registration Statement on Form S-8 (No. 333-272878) previously filed by the Registrant with the SEC on June 23, 2023 to register 2,000,000 shares of the Common Stock, approved for issuance under the Registrant’s 2023 Equity Incentive Plan, as amended from time to time.

Effective July 1, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples Financial Services Corp., a Pennsylvania corporation (“Peoples”), and the Registrant, the Registrant merged with and into Peoples (the “Merger”), with Peoples continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, Peoples, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities and interests pursuant to the Registration Statements and deregisters any and all securities and interests registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to FNCB Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on this 11th day of July, 2024.

PEOPLES FINANCIAL SERVICES CORP., a Pennsylvania corporation
As successor by merger to FNCB Bancorp, Inc., a Pennsylvania corporation

By:	/s/ Craig W. Best
	Name:	Craig W. Best
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.